Exhibit 10.9

Amendment to the General Dynamics
Supplemental Savings and Stock Investment Plan

1.	The General Dynamics Supplemental Savings and Stock Investment Plan (the “Plan”) is hereby amended by the addition of a new Section 4.8 to read as follows:

4.8 Change of Control. Notwithstanding any provision herein to the contrary, immediately prior to the occurrence of a Change of Control (as defined in the Corporation’s Second Amended and Restated 1997 Incentive Compensation Plan, as amended), all allocations made to Member accounts, whether or not vested, shall become fully vested and nonforfeitable.

2.     Section 5.1 of the Plan is hereby amended and restated in its entirety as follows:

5.1 Amendment. The Chairman of the Board of Directors of the Corporation reserves the right to modify or amend this Plan in whole or in part, effective as of any specified date; provided, however, that the Chairman shall have no authority to modify or amend the Plan to:

(a) reduce any benefit accrued hereunder based on service and compensation to the date of the amendment unless such action is necessary to prevent this Plan from being subject to any provision of Title I, Subtitle B, Parts 2, 3 or 4 of ERISA;

(b) permit the accrual, holding or payment of actual shares of General Dynamics Common Stock under the Plan; or

(c) adversely affect any accrued benefits hereunder (and any benefits that will accrue upon a Change of Control) and any rights attaching thereto after or in anticipation of the occurrence of a Change of Control (as defined in the Corporation’s Second Amended and Restated 1997 Incentive Compensation Plan, as amended).

3.	The preceding amendments shall be effective as of the date first written below.

4.	Except as amended herein, the Plan shall remain in full force and effect.

*	Bold text indicates new text.

Dated this 3rd day of October, 2002.

/s/ Nicholas D. Chabraja Nicholas D. Chabraja Chairman and Chief Executive Officer General Dynamics Corporation